EXHIBIT 5.1

OPINION OF LOEB & LOEB LLP

July 29, 2015

Smith Micro Software, Inc.

51 Columbia

Aliso Viejo, CA 92656

RE: Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Smith Micro Software, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 8,500,000 shares of the Company’s common stock, $0.001 par value (the “Plan Shares”), issuable under the Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Plan Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOEB & LOEB LLP